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                          AGREEMENT AND PLAN OF MERGER


                         DATED AS OF FEBRUARY 22, 1999


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

                               TABLE OF CONTENTS

                          AGREEMENT AND PLAN OF MERGER

Article I         Definitions......................................................................................-2-
                           Section 1.1.  Definitions...............................................................-2-

Article II        The Merger.......................................................................................-6-
                           Section 2.1.  The Merger................................................................-6-
                           Section 2.2.  Effective Time............................................................-6-
                           Section 2.3.  Closing of the Merger.....................................................-6-
                           Section 2.4.  Effects of the Merger.....................................................-6-
                           Section 2.5.  Certificate of Incorporation and By-laws..................................-6-
                           Section 2.6.  Directors and Officers....................................................-6-
                           Section 2.7.  Conversion of Shares......................................................-7-
                           Section 2.8.  No Fractional Shares......................................................-7-
                           Section 2.9.  Exchange of Empire Share Certificates.....................................-7-
                           Section 2.10.  Rights Represented by Empire Certificates................................-7-
                           Section 2.11.  Escrow of Certain Shares by the Sellers..................................-8-

Article III       Closing Date Balance Sheet;  Possible Adjustments ...............................................-9-
                           Section 3.1.  Closing Date Balance Sheet................................................-9-
                           Section 3.2.  Adjustment for Net Capital Deficiency....................................-10-
                           Section 3.3.  Adjustments Relating to Receivables and Inventory........................-10-
                           Section 3.4.  Adjustments Relating to Loans to Employees...............................-11-
                           Section 3.5.  Interest.................................................................-11-

Article IV        Certain Preparations for Closing................................................................-12-
                           Section 4.1.  Proxy Statement; Blue Sky Laws...........................................-12-
                           Section 4.2.  Mailing of Proxy Statement...............................................-13-
                           Section 4.3.  Stockholders Meeting.....................................................-13-

Article V         Representations and Warranties of Sellers.......................................................-13-
                           Section 5.1.  Organization;  Foreign Qualifications....................................-13-
                           Section 5.2.  Subsidiaries.............................................................-13-
                           Section 5.3.  Execution and Binding Effect.............................................-13-
                           Section 5.4.  No Violation; Consents and Approvals.....................................-14-
                           Section 5.5.  Capitalization; Share Ownership..........................................-14-
                           Section 5.6.  Officers and Directors...................................................-14-
                           Section 5.7.  Books and Records........................................................-15-
                           Section 5.8.  Financial Statements.....................................................-15-
                           Section 5.9.  Absence of Undisclosed Liabilities.......................................-15-

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

                           Section 5.10.  Absence of Change.......................................................-16-
                           Section 5.11.  Suppliers and Customers.................................................-16-
                           Section 5.12.  Inventory...............................................................-16-
                           Section 5.13.  Receivables.............................................................-17-
                           Section 5.14.  Claims For Return.......................................................-17-
                           Section 5.15.  Relationships with Sellers and Related Persons..........................-17-
                           Section 5.16.  Offices.................................................................-18-
                           Section 5.17.  Contracts...............................................................-18-
                           Section 5.18.  Permits.................................................................-19-
                           Section 5.19.  Compliance with Instruments, Permits, Laws, etc.........................-19-
                           Section 5.20.  Litigation..............................................................-20-
                           Section 5.21.  Assets..................................................................-20-
                           Section 5.22.  Bank Accounts...........................................................-20-
                           Section 5.23.  Power of Attorney.......................................................-21-
                           Section 5.24.  Improper Payments.......................................................-21-
                           Section 5.25.  Taxes...................................................................-21-
                           Section 5.26.  ERISA...................................................................-23-
                           Section 5.27.  Brokers.................................................................-24-
                           Section 5.28.  Accredited Investor Exemption...........................................-24-
                           Section 5.29.  Acknowledgment of Complete Access to Information........................-24-
                           Section 5.30.  Disclosure..............................................................-24-

Article VI        Representations and Warranties of ITI...........................................................-24-
                           Section 6.1.  Organization;  Foreign Qualifications....................................-24-
                           Section 6.2.  Subsidiaries.............................................................-25-
                           Section 6.3.  Execution and Binding Effect.............................................-25-
                           Section 6.4.  No Violation; Consents and Approvals.....................................-25-
                           Section 6.5.  Capitalization; Share Ownership..........................................-26-
                           Section 6.6.  Officers and Directors...................................................-26-
                           Section 6.7.  Books and Records........................................................-26-
                           Section 6.8.  SEC Reports and Financial Statements.....................................-26-
                           Section 6.9.  Absence of Undisclosed Liabilities.......................................-27-
                           Section 6.10. Absence of Change........................................................-27-
                           Section 6.11. Offices..................................................................-27-
                           Section 6.12. Contracts................................................................-27-
                           Section 6.13. Assets...................................................................-28-
                           Section 6.14. Permits..................................................................-28-
                           Section 6.15. Compliance with Instruments, Permits, Laws, etc..........................-28-
                           Section 6.16. Litigation...............................................................-28-
                           Section 6.17. Bank Accounts............................................................-29-
                           Section 6.18. Power of Attorney........................................................-29-
                           Section 6.19. Improper Payments........................................................-29-
                           Section 6.20. Taxes....................................................................-29-

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

                           Section 6.21.  ERISA...................................................................-30-
                           Section 6.22.  Brokers.................................................................-31-
                           Section 6.23.  Business Activities.....................................................-31-
                           Section 6.24.  Vote Required...........................................................-31-

Article VII       Closing Conditions..............................................................................-32-
                           Section 7.1.  Conditions to Each Party's Obligation to Effect the Merger...............-32-
                           Section 7.2.  Conditions to Obligations of ITI to Effect the Merger....................-33-
                           Section 7.3.  Conditions to Obligations of Empire-US and Sellers to Effect
                                         the Merger...............................................................-34-

Article VIII      Certain Covenants...............................................................................-35-
                           Section 8.1.  Conduct of Business of the Empire Companies..............................-35-
                           Section 8.2.  Conduct of Business of ITI...............................................-37-
                           Section 8.3.  Access to Records and Properties; Opportunity to Ask
                                         Questions................................................................-38-
                           Section 8.4.  Confidentiality..........................................................-38-
                           Section 8.5.  Publicity................................................................-39-
                           Section 8.6.  Notification of Certain Matters..........................................-39-
                           Section 8.7.  Acquisition Proposals....................................................-39-
                           Section 8.8.  Insurance................................................................-40-
                           Section 8.9.  Good Faith Efforts.......................................................-40-

Article IX        Indemnification By Sellers......................................................................-40-
                           Section 9.1.  Indemnification Obligation of Sellers....................................-40-
                           Section 9.2.   Notice, etc.............................................................-41-

Article X         Termination.....................................................................................-42-
                           Section 10.1.  Termination.............................................................-42-
                           Section 10.2.  Effect of Termination; Survival.........................................-43-
                           Section 10.3.  Termination Fee In Certain Event........................................-44-

Article XI        Miscellaneous...................................................................................-44-
                           Section 11.1.  Expenses and Fees.......................................................-44-
                           Section 11.2.  Survival and Termination of Representations and Warranties..............-44-
                           Section 11.3.  Governing Law...........................................................-44-
                           Section 11.4.  Descriptive Headings....................................................-44-
                           Section 11.5.  Notices.................................................................-45-
                           Section 11.6.  Parties in Interest.....................................................-45-
                           Section 11.7.  Counterparts............................................................-46-
                           Section 11.8.  Successors and Assigns..................................................-46-
                           Section 11.9.  Amendment...............................................................-46-
                           Section 11.10.  Extension; Waiver......................................................-46-

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

                           Section 11.11.  Entire Agreement.......................................................-46-
                           Section 11.12.  Enforcement of the Agreement...........................................-46-
                           Section 11.13.  Validity...............................................................-46-
                           Section 11.14.  Pronouns...............................................................-47-
                           Section 11.15.  Use of Term "Party"....................................................-47-
                           Section 11.16.  Sellers obligations Joint and Several..................................-47-

                                List of Exhibits

Exhibit A        Voting Agreement
Exhibit B        Continuing Directors; Officers following Merger
Exhibit C        Escrow Agreement
Exhibit D        Opinion of Proskauer Rose LLP
Exhibit E        Opinion of Ehrenreich Eilenberg Krause & Zivian LLP
Exhibit F        Employment and Non-Compete Agreement with Nathan Kahn
Exhibit G        Employment and Non-Compete Agreement with Sandra Kahn

         AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 22, 1999, by and among INTEGRATED TECHNOLOGY USA, INC., a Delaware corporation ("ITI"), EMPIRE RESOURCES, INC., a Delaware corporation ("Empire-US"), EMPIRE RESOURCES PACIFIC LTD., a Delaware corporation ("Empire-Pacific"), and the Sellers (as defined herein).

                                    Preamble

         WHEREAS, the Sellers are the sole stockholders of Empire-US and Empire-Pacific (such companies being referred to individually as an "Empire Company" and collectively as the "Empire Companies"); and

         WHEREAS, ITI and Empire-US have determined to engage in a business combination whereby Empire will be merged with and into ITI, with ITI as the surviving corporation of such merger (the "Merger"); and

         WHEREAS, immediately prior to the Merger, Empire-Pacific will become a wholly owned subsidiary of Empire-US (which will result in Empire-Pacific becoming a wholly owned subsidiary of ITI upon consummation of the Merger); and

         WHEREAS, in furtherance of the Merger, this Agreement and the Merger have been approved by (i) the respective boards of directors of ITI and each Empire Company and (ii) the Sellers (in their capacity as the sole stockholders of Empire-US); and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and
Section 368.3 of the Treasury Regulations; and

         WHEREAS, this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, certain of the directors of ITI have executed and delivered to the Sellers and Empire-US an agreement in the form of Exhibit A hereto, pursuant to which such directors have agreed to vote their shares of ITI Common Stock (as defined) in favor of the approval of this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   Article I
                                  Definitions

         Section 1.1. Definitions. (a) The following terms when used herein have the following meanings:

         "Affiliate" with respect to any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct the affairs of such Person by reason of ownership of voting stock, by contract or otherwise.

         "Asset-Backed Note" shall mean collectively the promissory notes dated February 19, 1999, issued by Empire-US to each of the Sellers, which notes are in the aggregate principal amount of $10,922,475, provide for interest of 6% per annum, and are secured by the accounts receivable and inventory of Empire-US existing on the date the notes were issued.

         "Continuing Directors" shall mean those persons named on Exhibit B hereto who are members of the Board of Directors of ITI on the date hereof.

         "Contracts" shall mean all contracts, agreements, commitments and other binding arrangements of any kind.

         "Empire Disclosure Schedule" shall mean the schedules relating to this Agreement delivered by the Empire Companies to ITI.

         "Employee Benefit Plans" shall mean any pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, any other similar employee benefit program, arrangement or agreement, any medical, vision, dental or other health plan and any life insurance plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) to which either of the Empire Companies contributes or is a party or is bound or under which it may have liability or under which employees of either of the Empire Companies are eligible to participate or derive a benefit.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Existing Credit Facility" shall mean the credit facility provided by the Amended and Restated Credit Agreement dated as of March 12, 1997, among Empire-US, Chase Manhattan Bank and Fleet Bank, N.A. and the related documents contemplated thereby.

         "ITI Disclosure Schedule" shall mean the schedules relating to this Agreement delivered by ITI to the Empire Companies.

         "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal requirement.

         "Liabilities" shall mean liabilities and obligations of every nature or kind (whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, and whether due or to become due), including, without limitation, those related to taxes of any sort or penalties or fines resulting from failure to comply with any Law.

         "Lien" shall mean any charge against or interest in any asset to secure payment or performance of any Liabilities (whether arising by Contract, operation of law or otherwise).

         "Operative Documents" shall mean (i) this Agreement, (ii) the Escrow Agreement and (iii) each of the Employment and Non-Compete Agreements contemplated by Section 7.2 hereof.

         "Permits" shall mean licenses, permits, authorizations and approvals issued or granted by any governmental authority, any agency or instrumentality thereof or any corporation or other entity sponsored thereby.

         "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         "Prime Rate" shall mean the "prime rate" in effect from time to time as published in "The Wall Street Journal".

         "Related Person" with respect to any individual shall mean each of the following: (i) such individual's spouse, parents, grandparents, parents-in-law and grandparents-in-law; (ii) any issue of such individual or of any person referred to in the preceding clause; (iii) any spouse of any person referred to in the preceding two clauses; and (iv) any Person in which such individual or any person referred to in the preceding three clauses has any, direct or indirect, ownership or other economic interest.

         "Seller" shall mean each of Nathan Kahn and Sandra Kahn (such persons being referred to collectively as the "Sellers").

         "Subsidiary" of any corporation shall mean any other corporation, or other business entity, a majority of whose stock or comparable equity interest ordinarily entitled to vote for the election for a majority of its board of directors or comparable governing body is owned directly or indirectly by such corporation.

         (b) Unless otherwise indicated, each reference herein to "assets" refers to assets and properties of every kind and nature, whether tangible or intangible.

         (c) Additional terms defined elsewhere in this Agreement are set forth below:


Term                                                       Section Where Defined

1998 Form 10-KSB                                           6.6
Actual Inventories Amount                                  3.3
Actual Receivables Amount                                  3.3
Appropriate Number                                         2.7
Certificate of Merger                                      2.2
Claim                                                      9.2
Closing                                                    2.3
Closing Date                                               2.3
Closing Date Balance Sheet                                 3.1
Code                                                       Preamble
Contingent Shares                                          2.11(b)
Defense                                                    9.2
DGCL                                                       2.1
Effective Time                                             2.2
Empire Certificate                                         2.10
Empire Companies and Empire Company                        Preamble
Empire-US Common Stock                                     2.7
Escrow Agreement                                           2.11
Exchange Act                                               2.11
Inventory Determination Date                               3.3
ITI Certificate                                            2.5
ITI Common Stock                                           2.7
ITI Indemnified Parties                                    9.1
IRS                                                        5.26

Latest Balance Sheet                                       5.8
Losses                                                     9.1
Merger                                                     Preamble
Permitted Distributions                                    8.1
Pre-Closing Balance Sheet                                  7.2
Proxy Statement                                            4.1
Receivables Determination Date                             3.3
Sellers and Seller                                         Preamble
SEC                                                        6.6
SEC Reports                                                6.8
Specified Inventory                                        5.12
Specified Periods                                          5.11
Surviving Corporation                                      2.1
Taxes                                                      5.26
Tax Returns                                                5.26

                                   Article II
                                   The Merger

         Section 2.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Empire-US shall be merged with and into ITI. Following the Merger, ITI shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Empire-US shall cease.

         Section 2.2. Effective Time. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an appropriate certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         Section 2.3. Closing of the Merger. The closing of the Merger (the "Closing") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the "Closing Date") at the offices of Ehrenreich Eilenberg Krause & Zivian LLP, 11 East 44th Street, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto.

         Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Empire-US shall vest in the Surviving Corporation, and all debts, liabilities and duties of Empire-US shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.5. Certificate of Incorporation and By-laws. (a) Subject to the amendment provided for in the following sentence, the amended and restated certificate of incorporation of ITI (the "ITI Certificate") in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law. At the Effective Time, Article I of the ITI Certificate shall be amended to read in its entirety as follow:

         The name of the corporation is Empire Resources, Inc.

         (b) The by-laws of ITI in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended in accordance with its terms and applicable law.

         Section 2.6. Directors and Officers. (a) The directors of the Surviving Corporation at the Effective Time shall be the persons identified on Exhibit B hereto, each such person to serve until his successor shall have been duly elected or appointed and qualified or as otherwise provided by the by-laws of the Surviving Corporation and applicable law.

         (b) The officers of the Surviving Corporation at the Effective Time shall be the persons identified on Exhibit B hereto, each such person to hold the office set forth opposite his name on such Exhibit B until his or her successor shall have been duly elected or appointed and qualified or as otherwise provided by the by-laws of the Surviving Corporation and applicable law.

         Section 2.7. Conversion of Shares. At the Effective Time, each share of common stock, no par value, of Empire-US ("Empire-US Common Stock") that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger (and without any action on the part of ITI, Empire-US, or the holder thereof) be converted into the right to receive the Appropriate Number of fully paid and nonassessable shares of common stock, par value $0.01 per share, of ITI ("ITI Common Stock"). For purposes of the preceding sentence, the "Appropriate Number" means (i) 9,384,671 divided by (ii) the number of shares of Empire-US Common Stock issued and outstanding immediately prior to the Effective Time.

         (b) Any shares of Empire-US Common Stock which at the Effective Time are held in the treasury of Empire shall, by virtue of the Merger (and without any action on the part of ITI or Empire-US) be canceled, retired and cease to exist and no payment shall be made with respect thereto.

         Section 2.8. No Fractional Shares. In the event that the number of shares of ITI Common Stock to which any Seller is entitled pursuant to Section
2.7 hereof is a fractional number, the Seller will receive the number of shares to which he is entitled under Section 2.7 hereof rounded down to the next whole number, and will be paid by ITI in cash the value of his fractional share interest (such value to determined by multiplying (i) the fractional share interest to which the Seller would otherwise be entitled and (ii) the average of the last reported sales price per share of ITI Common Stock as reported by the American Stock Exchange for the five trading days immediately preceding the Effective Time).

         Section 2.9. Exchange of Empire Share Certificates. Upon surrender to ITI after the Effective Time of a Seller's certificates representing shares of Empire-US Common Stock, ITI shall promptly cause to be issued to such Seller certificates representing the shares of ITI Common Stock into which such shares of Empire-US Common Stock were converted pursuant to Section 2.7 hereof and cash in lieu of fractional shares of ITI Common Stock in an amount calculated pursuant to Section 2.8.

         Section 2.10. Rights Represented by Empire Certificates. (a) Until surrender as contemplated by Section 2.9 hereof, each stock certificate that represented Empire-US Common Stock ("Empire Certificates") shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the shares of ITI Common Stock specified in Section 2.7 hereof (and cash in lieu of any fractional share as specified in Section 2.8 hereof). There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Empire-US Common Stock which is outstanding immediately prior to the Effective Time. If, after the Effective Time, Empire Certificates are presented to the Surviving Corporation for any reason, they shall be surrendered and canceled in accordance with Section 2.9 hereof.

         (b) Each share of ITI Common Stock delivered pursuant to Section 2.7 hereof shall be deemed to have been issued at the Effective Time. No dividends or other distributions declared with respect to ITI Common Stock and payable to the holders thereof after the Effective Time shall be paid to the holder of any unsurrendered Empire Certificate with respect to the shares of ITI Common Stock represented thereby until the holder surrenders such Empire Certificate. Subject to the effect, if any, of applicable escheat laws, after the subsequent surrender and exchange of an Empire Certificate, the holder of certificate(s) for shares of ITI Common Stock delivered in respect of the surrendered Empire Certificate shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore became payable with respect to the shares of ITI Common Stock represented by such Empire Certificate.

         Section 2.11. Escrow of Certain Shares by the Sellers. (a) Concurrently with the Closing, the Sellers shall (i) execute and deliver an Escrow Agreement in the form of Exhibit C hereto (the "Escrow Agreement") and
(ii) deliver to the escrow agent thereunder an aggregate of 3,824,511 shares of ITI Common Stock, together with stock powers executed in blank. Such shares are referred to as the "Contingent Shares".

         (b) The number of the Contingent Shares (if any) that will be released to the Sellers will be a function of ITI's cumulative after-tax income during the two-year period commencing April 1, 1999 and ending March 31, 2001, as indicated in the table below. Such net income shall be calculated excluding any extraordinary expenses (such as legal and accounting fees and printing expenses) relating to the transactions contemplated hereby and shall be determined from the audited financial statements provided for in Section 2.11(c) hereof. If during any portion of the aforementioned period, ITI or the Empire Companies are treated as an "S" corporation for federal or state tax purposes, such-after tax income shall be calculated on a pro forma basis as if all such corporations were liable for federal and state income taxes as taxable corporate entities throughout the entire period. It is understood that such after-tax net income will be based upon the income of the Empire Companies (and not of ITI) with respect to any portion of such two-year period that is prior to the Effective Time. Any shares that are not required to be released to the Sellers shall be returned to ITI and canceled.


Cumulative After-Tax Income During the         Number of Contingent Shares to Be
Two-Year Period Ending March 31,  2001 (in     Released to the Sellers
Millions of Dollars)
less than 4.4                                                      0
4.4 to but excluding 4.8                                     228,817

4.8 to but excluding 5.2                                     466,268
5.2  to but excluding 5.6                                    712,853
5.6 to but excluding 6.0                                     969,107
6.0 to but excluding 6.4                                   1,235,611
6.4 to but excluding 6.8                                   1,512,993
6.8 to but excluding 7.2                                   1,801,933
7.2 to but excluding 7.6                                   2,103,168
7.6 to but excluding 8.0                                   2,417,500
8.0 to but excluding 8.4                                   2,745,802
8.4 to but excluding 8.8                                   3,089,028
8.8 to but excluding 9.2                                   3,448,217
9.2 or greater                                             3,824,511

         (c) Promptly following March 31, 2001, ITI shall cause to be prepared an income statement for ITI for the two-year period ending March 31, 2001. Such income statement shall be audited by the same accounting firm that audited the most recent audited financial statements filed by ITI pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (d) Any dividends or distributions with respect to the Contingent Shares will be paid or distributed to the Sellers. The Sellers agree to refund to ITI any dividends or distributions that are attributable to any Contingent Shares that are returned to ITI and canceled. The Sellers agree that, as long as any Contingent Shares remain in escrow, they will not take any action to approve any dividends or distributions with respect to the ITI Common Stock, unless such action is approved by a majority of the Continuing Directors then in office.

                                  Article III
                Closing Date Balance Sheet; Possible Adjustments

         Section 3.1. Closing Date Balance Sheet. (a) As soon as reasonably practicable following the Closing Date, the Sellers shall provide to the Board of Directors of the Surviving Corporation an audited consolidated balance sheet of the Empire Companies as of the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be audited by KPMG Peat Marwick LLP and shall be prepared on the same basis (including using the same accounting principles and practices) as the most recent financial statements of the Empire Companies referred to in Section 5.8 hereof. It is understood that the Closing Date Balance Sheet will eliminate intercompany transactions, including without limitations, the loans from Empire-US to Empire-Pacific which are reflected as assets on the balance sheets of Empire-US referred to in Section
5.8 hereof.

         (b) If a majority of the Continuing Directors disagree with any aspect of the Closing Date Balance Sheet, they may object to the Closing Balance Sheet in writing, detailing their disagreement (the Dispute Notice). If no Dispute Notice is given to the Sellers within 45 days of the date that the Closing Balance Sheet is furnished to the Continuing Directors, the Closing Balance Sheet shall be deemed final and binding for all purposes under this Agreement. If the Sellers and the majority of the Continuing Directors fail to resolve such dispute within 45 days after the Dispute Notice is given to the Sellers, then such disagreement shall be referred to a "big five" accounting firm selected by a majority of the Continuing Directors for a determination, which shall be final and binding upon the parties hereto for all purposes of this Agreement. Unless consented to by the Sellers, such accounting firm shall not be PriceWaterhouseCoopers LLP.

         (c) The Sellers shall bear the cost of preparing the Closing Date Balance Sheet (including the audit thereof); provided, however, that the Surviving Corporation shall pay the fees and expenses of any accounting firm retained pursuant to Section 3.1(b) hereof.

         (d) If as of the Closing Date there remains unpaid any costs and expenses that either of the Empire Companies is responsible for pursuant to
Section 11.1(a) hereof, then the full amount of such unpaid costs and expenses shall be accrued for on the Closing Date Balance Sheet.

         Section 3.2. Adjustment for Net Capital Deficiency. If the Closing Date Balance Sheet shows that the total stockholders' equity of the Empire Companies as of the Closing Date (but prior to giving effect to the Merger) was negative, then the Sellers shall pay to the Surviving Corporation the amount of the net capital deficiency shown on the Closing Date Balance Sheet. Any payment required by this Section 3.2 shall be made within 45 days after the later of
(i) the date the Closing Date Balance Sheet is delivered to the Board of Directors of the Surviving Corporation and (ii) if there is a disagreement relating to the Closing Date Balance Sheet, the final resolution thereof pursuant to Section 3.1(c) hereof).

         Section 3.3. Adjustments Relating to Receivables and Inventory. (a) Within 270 days following the Closing Date, the Sellers shall deliver to the Board of Directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that sets forth as of a date (the "Receivables Determination Date") within 180 days of the Closing Date the aggregate amount realized by the Surviving Corporation (including any insurance proceeds and credits and refunds from suppliers) from the collection of the accounts receivable reflected on the Closing Date Balance Sheet (the "Actual Receivables Amount"). If the Actual Receivables Amount (as of the Receivables Determination Date) is less than the aggregate amount of the accounts receivable (less allowance for doubtful accounts) shown on the Closing Date Balance Sheet, the Sellers shall pay to the Surviving Corporation an amount equal to the difference between the aggregate amount of accounts receivable (less allowance for doubtful accounts) shown on the Closing Date Balance Sheet and the Actual Receivables Amount (as of the Determination Date). Upon receiving such payment from the Sellers, the Surviving Corporation shall assign to the Sellers (without recourse or warranty) all of the Surviving Corporation's rights to any accounts receivable that were reflected on the Closing Date Balance Sheet and remained uncollected as of the Determination Date. In the event that the Surviving Corporation receives any payments with respect to such accounts receivable (including any insurance proceeds) after the Receivables Determination Date, the Surviving Corporation shall promptly pay such amounts to the Sellers (but only after the Sellers make the payment required by them pursuant to this Section 3.3(a)). Any payment required by this Section 3.3(a) shall be made by the Sellers within 10 days after the certificate of the chief financial officer referred to in Section 3.3(a) hereof is delivered.

         (b) Within 455 days following the Closing Date, the Sellers shall deliver to the Board of Directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that sets forth as of a date (the "Inventory Determination Date") within 365 days of the Closing Date the aggregate amount of sales proceeds (including any insurance proceeds and credits and refunds from suppliers) realized by the Surviving Corporation from the disposition of the inventories reflected on the Closing Date Balance Sheet (the "Actual Inventories Amount). If the Actual Inventories Amount (as of the Inventory Determination Date) is less than the aggregate book value of the inventories shown on the Closing Date Balance Sheet, the Sellers shall pay to the Surviving Corporation an amount equal to the difference between the aggregate amount of inventories shown on the Closing Date Balance Sheet and the Actual Inventories Amount (as of the Determination Date). In the event that the Surviving Corporation receives any payments with respect to such inventories (including any insurance proceeds) after the Inventories Determination Date, the Surviving Corporation shall promptly pay such amounts to the Sellers (but only after the Sellers make the payment required by them pursuant to this
Section 3.3(b)); provided, however, that in lieu of making any payment to the Sellers pursuant to this sentence, the Surviving Corporation may elect to refund to the Sellers the payment made by the Sellers pursuant to this Section 3.3(b). Any payment required by this Section 3.3(b) shall be made by the Sellers within 10 days after the certificate of the chief financial officer referred to in Section 3.3(b) hereof is delivered.

         Section 3.4. Adjustments Relating to Loans to Employees. Prior to January 31, 2000, the Sellers shall deliver to the Board of Directors of the Surviving Corporation a certificate of the chief financial officer of the Surviving Corporation that sets forth: (i) the aggregate amount of loans to employees that were reflected on the Closing Date Balance Sheet and (ii) the aggregate amount of such loans (if any) that remained outstanding as of January 1, 2000. The Sellers shall pay to the Surviving Corporation an amount equal to the amount of such outstanding loans (if any) as of January 1, 2000. Any such required payment shall be made prior to February 15, 2000. Upon receiving such payment from the Sellers, the Surviving Corporation shall assign to the Sellers (without recourse or warranty) all of the Surviving Corporation's rights to such loans. In the event that the Surviving Corporation receives any payments with respect to such loans, the Surviving Corporation shall promptly pay such amounts to the Sellers (but only after the Sellers make the payment required by them pursuant to this Section 3.4).

         Section 3.5. Interest. If the Sellers are required to pay any amount to the Surviving Corporation pursuant to Section 3.2, 3.3 or 3.4 hereof, then the Sellers shall also pay to the Surviving

Corporation interest on such amount at the Prime Rate from and including the Closing Date to but excluding the payment date.

                                   Article IV
                        Certain Preparations for Closing

         Section 4.1. Proxy Statement; Blue Sky Laws. (a) As soon as reasonably practicable after the date hereof, ITI shall prepare and file with the Securities and Exchange Commission a proxy statement (the "Proxy Statement") to be used by ITI in connection with soliciting proxies from its stockholders in connection with the Merger. As soon as reasonably practicable after comments are received from the Securities and Exchange Commission with respect to the Proxy Statement, ITI shall use commercially reasonable efforts to respond to such comments.

         (b) ITI shall use commercially reasonable efforts to take such actions as are required under any applicable state blue sky or securities laws in order to permit the issuance to Sellers of the shares of ITI Common Stock required by this Agreement; provided, however, that ITI shall not be required to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified.

         (c) The Empire Companies and the Sellers shall cooperate with ITI in connection with the matters set forth in Sections 4.1(a) and 4.1(b) hereof including, without limitation, by:

                  (i) furnishing to ITI all information concerning the Empire Companies and the Sellers as ITI reasonably requests in connection with such matters; and

                  (ii) if requested by ITI, preparing those portions of the Proxy Statement which relate primarily to the Empire Companies or its stockholders or Affiliates.

         (d) Subject to fiduciary requirements under applicable law, ITI agrees that the Proxy Statement shall contain the recommendation of the Board of Directors of ITI in favor of the Merger and the recommendation that the stockholders of ITI vote in favor of the Merger and this Agreement.

         (e) ITI represents and warrants to the Sellers that (i) none of the information supplied by it for inclusion in the Proxy Statement will, on the date the Proxy Statement is first mailed to ITI's stockholders, at the time of the meetings of ITI's stockholders to be held in connection with the Merger, and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will comply, both as to form and otherwise, with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

         (f) Each of the Sellers, jointly and severally, represents and warrants to ITI that none of the information supplied by either of the Empire Companies or either Seller for inclusion in the Proxy

Statement will, on the date the Proxy Statement is first mailed to ITI's stockholders, at the time of the meeting of ITI's stockholders to be held in connection with the Merger, and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.2. Mailing of Proxy Statement. ITI shall cause the Proxy Statement to be mailed to its stockholders as soon as reasonably practicable after the date the Proxy Statement may first be sent to ITI's stockholders under applicable law.

         Section 4.3. Stockholders Meeting. (a) ITI shall cause a meeting of its stockholders to be duly called and held for the purpose of approving this Agreement and the Merger, in accordance with applicable law and its certificate of incorporation and by-laws, on a date selected by ITI, such date to be as soon as reasonably practicable after the date the Proxy Statement may first be sent to ITI's stockholders under applicable law.

         (b) Each of the Sellers, jointly and severally, represents and warrants to ITI that the stockholders of Empire-US have approved this Agreement and the Merger as required by the DGCL and Empire's certificate of incorporation and by-laws.

                                   Article V
                   Representations and Warranties of Sellers

         Each of the Sellers, jointly and severally, represents and warrants to ITI that:

         Section 5.1. Organization; Foreign Qualifications. (a) Each of the Empire Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease its assets.

         (b) Each of the Empire Companies is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) where the nature of its business conducted there or its assets located there requires it to be so qualified or licensed, except where the failure to be so qualified will not have a material adverse effect individually or in the aggregate, on the financial condition, results of operations, business, assets, liabilities or properties of the Empire Companies taken as a whole. Schedule 5.1(b) of the Empire Disclosure Schedule lists each jurisdiction in which each of the Empire Companies is qualified or licensed as a foreign corporation.

         Section 5.2. Subsidiaries. Neither of the Empire Companies has any Subsidiaries or owns, directly or indirectly, any equity interest in any Person or has the right to control, alone or in combination with others, any Person.

         Section 5.3. Execution and Binding Effect. This Agreement has been duly executed and delivered by each of the Empire Companies and each of the Sellers, and this Agreement constitutes each such party's legal, valid and binding obligation enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies). Each of the other Operative Documents to which any Seller is a party will be duly executed and delivered by such Seller and thereupon will be such Seller's valid and binding obligation enforceable against such Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies).

         Section 5.4. No Violation; Consents and Approvals. Except as set forth on Schedule 5.4 of the Empire Disclosure Schedule, neither the execution, delivery and performance by the Empire Companies and the Sellers of this Agreement or the other Operative Documents nor the consummation of the transactions contemplated thereby will: (i) violate any provision of the certificate of incorporation or by-laws of either of the Empire Companies, (ii) result in any violation by either of the Empire Companies or either Seller of any Law, judgment, decree or order binding upon it or any of its assets, (iii) violate, conflict with or result in the breach or termination of, or otherwise give rise to any right to terminate, modify or accelerate the performance of, any Contract or Permit to which either of the Empire Companies or either Seller or any of their respective assets may be bound, (iv) result in the creation of any Lien upon the assets of either of the Empire Companies or either Seller or
(v) require the consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority.

         Section 5.5. Capitalization; Share Ownership. (a) The authorized capital stock of each of the Empire Companies and the number of shares of such stock issued and outstanding are as set forth in Schedule 5.5 of the Empire Disclosure Schedule. All of the issued and outstanding shares of capital stock of each of the Empire Companies are duly and validly issued and outstanding and are fully paid and nonassessable. None of such outstanding shares of capital stock has been issued in violation of, or is subject to, any preemptive or subscription rights. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other Contracts pursuant to which either of the Empire Companies may become obligated to issue, sell, purchase, retire or redeem any shares of its capital stock or other securities.

         (b) Each Seller is the lawful owner of that portion of the shares of the Empire Companies that Schedule 5.5(a) of the Empire Disclosure Schedule indicates is owned by such Seller, and such shares are owned free and clear of all Liens, options and rights of first refusal.

         (c) Immediately prior to the Effective Time, Empire-US will be the lawful owner of all of the issued and outstanding capital stock of Empire-Pacific, and such capital stock will be owned free and clear of all Liens, options and rights of first refusal.

         Section 5.6. Officers and Directors. Schedule 5.6 of the Empire Disclosure Schedule identifies each officer and director of each of the Empire Companies.

         Section 5.7. Books and Records. (a) There has been delivered to ITI true and complete copies of the certificate of incorporation of each of the Empire Companies, as amended to date, and of the by-laws of each of the Empire Companies, in effect on the date hereof.

         (c) Minutes books of each of the Empire Companies, as heretofore exhibited to ITI and its representatives, are true and complete in all material respects, and in all material respects contain complete and accurate records of all meetings and material corporate action of the stockholders and board of directors of each of the Empire Companies through the date hereof.

         (d) The books and records of each of the Empire Companies have been maintained in all material respects in accordance with good business practices.

         Section 5.8. Financial Statements. (a) The following financial statements of the Empire Companies have heretofore been furnished to ITI:

                  (i) the audited balance sheets of Empire-US as of December 31 of the years 1994, 1995, 1996, 1997 and 1998, and the related statements of income and retained earnings and cash flows for each of the years then ended, together with the notes thereto, in each case certified by KPMG Peat Marwick LLP; and

                  (ii) the audited balance sheets of Empire-Pacific as of December 31 of the years 1997 and 1998, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto.

Such financial statements, together with the notes thereto, are in accordance with the books and records of the Empire Company to which it relates, and fairly present the financial position of such company and the results of operations and cash flows of such company as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The audited balance sheets of the Empire Companies as of December 31, 1998, are referred to collectively as the "Latest Balance Sheet ".

         (b) The Closing Date Balance Sheet will fairly present the financial position of the Empire Companies as of its date in accordance with generally accepted accounting principles consistently applied.

         Section 5.9. Absence of Undisclosed Liabilities. (a) The Empire Companies do not have any Liabilities of a type which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles that are not specifically set forth on or adequately reserved for on the Latest Balance Sheet, other than (i) Liabilities which were incurred by the Empire Companies since the date of the Latest Balance Sheet in the ordinary and usual course of business consistent with past practice and which are not materially adverse to the operations or the business of the Empire Companies, (ii) Liabilities incurred in connection with this Agreement or (iii) Liabilities under the Asset-Backed Note.

         (b) As of the Closing Date, the Empire Companies will not have any Liabilities of a type which would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles, except for Liabilities that will be specifically set forth on or adequately reserved for on the Closing Date Balance Sheet.

         Section 5.10. Absence of Change. Since December 31, 1997, each of the Empire Companies has operated its business only in the ordinary and usual course of business consistent with past practice and has not suffered any change that has had (or can reasonably be expected to have) a material adverse effect, either in any case or in the aggregate, on its condition (financial or other), results of operations, properties or business.

         Section 5.11. Suppliers and Customers. (a) Schedule 5.11(a) of the Empire Disclosure Schedule sets forth the following information with respect to each of the years in the two-year period ended December 31, 1998:

                  (i) the name of certain suppliers to the Empire Companies during such year and the approximate dollar amount purchased by each Empire Company from each such supplier during such period (it being represented and warranted that the suppliers listed with respect to each year accounted for at least 80% of the total purchases made by the Empire Companies during such year from suppliers);

                  (ii) the name of certain customers of the Empire Companies during such year and the approximate dollar amount purchased by each such customer from each Empire Company during such year (it being represented and warranted that the customers listed with respect to each year accounted for at least 60% of the total sales made by the Empire Companies during such year).

         (b) Except as indicated on Schedule 5.11(b) of the Empire Disclosure Schedule, (i) there has not been any material adverse change, and there are no facts known to either Seller which indicate that any material adverse change is reasonably foreseeable, in the business relationship of either Empire Company with any Person that was a supplier or customer during 1997 or 1998 and is identified on Schedule 5.11(a) of the Empire Disclosure Schedule and (ii) neither of the Empire Companies is engaged in any material dispute with any of its customers or suppliers named on such Schedule.

         Section 5.12. Inventory. Except as indicated on Schedule 5.12 of the Empire Disclosure Schedule, the Empire Companies have either sold in the ordinary course of their business, or have a binding Contract to sell to customers in the ordinary course of their business, the Specified Inventory. The "Specified Inventory" means (i) all inventory that is reflected on the Latest Balance Sheet, (ii) all inventory that either of the Empire Companies has purchased subsequent to the date of the Latest Balance Sheet and on or prior to the date hereof and (iii) all inventory that as of the date hereof either of the Empire Companies is committed to purchase pursuant to any Contract.

         Section 5.13. Receivables. Except as indicated on Schedule 5.13 of the Empire Disclosure Schedule, all of the accounts receivable of the Empire Companies that are reflected on the Latest Balance Sheet or that were acquired subsequent to the date of the Latest Balance Sheet (i) represent sales actually made in the ordinary course of business for goods or services delivered or rendered in bona fide transactions with unaffiliated third parties, (ii) have been collected or are current (i.e., have not been outstanding for a period greater than 90 days), (iii) constitute valid and, to the best knowledge of Sellers, undisputed claims, (iv) to the best knowledge of Sellers, are not subject to any counterclaims or setoffs, and (v) have not been extended or rolled over in order to make them current.

         Section 5.14. Claims For Return. Except as indicated on Schedule 5.14 of the Empire Disclosure Schedule, as of December 31, 1998, there were no outstanding claims by any customers of either of the Empire Companies to return any merchandise purchased from either of the Empire Companies.

         Section 5.15. Relationships with Sellers and Related Persons. (a)
Schedule 5.15 of the Empire Disclosure Schedule sets forth:

                  (i) a list of all transactions and business relationships since January 1, 1995, between either Empire Company and any Seller (or any Related Person of any Seller), other than (i) services rendered by the Sellers to the Empire Companies in the ordinary course of performing their duties as employees of the Empire Companies, (ii) employee compensation (including employee benefits) paid or provided by the Empire Companies to Sellers (in their capacity as employees of Empire) and (iii) distributions made to the Sellers (in their capacity as stockholders of Empire) which are reflected in the financial statements referred to in Section 5.8 hereof;

                  (ii) a list of all Contracts with either Seller (or any Related Person of either Seller) to which either Empire Company is a party or by which it or its assets are bound;

                  (iii) a list of all indebtedness owed by either Empire Company to either Seller (or any Related Person of either Seller) or by either Seller (or any Related Person of either Seller) to either Empire Company.

         (b) Neither any Seller nor any Related Person of any Seller owns or has any interest in any assets used in the business of either Empire Company.

         (c) Neither any Seller nor any Related Person of any Seller has any direct or indirect interest in any Person or business that is a competitor, potential competitor, supplier or customer of either Empire Company.

         Section 5.16. Offices. Schedule 5.16 of the Empire Disclosure Schedule identifies each location where each Empire Company maintains an office or other facility.

         Section 5.17. Contracts. (a) Except as set forth on Schedule 5.17(a) of the Empire Disclosure Schedule, neither of the Empire Companies is a party to or bound by any:

                  (i) Contract with either Seller, Harvey Wrubel or any Related Person of any of the foregoing, including, without limitation, any employment agreement;

                  (ii) Contract under which either of the Empire Companies has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness or under which it has the right or obligation to do any of the foregoing;

                  (iii) Contract with any labor union or association;

                  (iv)  consulting agreement;

                  (v)   covenant not to compete or confidentiality agreement;

                  (vi)  Employee Benefit Plan;

                  (vii) license or royalty agreement or Contract relating to intellectual property rights;

                  (viii) Contract for capital expenditures or the acquisition or construction of fixed assets which, in the aggregate, requires payments of more than $5,000;

                  (ix) Contract with any supplier or any customer (other than any Ordinary Course Contract);

                  (x) Contract which requires payments of more than $25,000 or performance valued at more than $25,000 (other than any Ordinary Course Contract);

                  (xi) Contract entered into on other than an arm's-length basis;

                  (xii)  partnership or joint venture agreement;

                  (xiii) mortgage, pledge, security agreement, deed of trust or other document granting a Lien;

                  (xiv) guaranty or endorsement (other than endorsements for the purpose of collection in the ordinary course of business) of, or obligation to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or obligation measured by, or any other contingent obligations in respect of, Liabilities of others;

                  (xv) Contract relating to the lending of money by either of the Empire Companies;

                  (xvi)   Contract with any employee;

                  (xvii) Contract entered into not in the ordinary course of business; or

                  (xviii) other Contract that is material to the Empire Companies (other than any Ordinary Course Contract).

For purposes of the foregoing, an "Ordinary Course Contract" means a purchase or sales contract with a customer or supplier that (a) has been entered into in the ordinary course of business consistent with past practice by either of the Empire Companies, (b) relates to the purchase or sale of specific materials,
(c) contemplates that the contract will be fully performed within 12 months from the date it is originally entered into and (d) does not require payments of (or performance valued at) more than $4 million in the aggregate by any party thereto

         (b) Complete and correct copies of each Contract identified on any Schedule to the Empire Disclosure Schedule, together with all amendments thereto, have been furnished to, or made available for inspection by, ITI. Except as set forth in Schedule 5.17(b) of the Empire Disclosure Schedule: (i) each Empire Company and, to the best knowledge of the Sellers, the other parties thereto have complied in all material respects with such Contracts, all of which are valid and enforceable in all material respects, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally and by general principles of equity;
(ii) the Empire Companies are not and have not been, and, to the best knowledge of the Sellers, each other party to such Contracts is not and has not been, in material breach or default under (with or without the lapse of time or the giving of notice or both) any provision of any such Contracts; and (iii) except as disclosed on Schedule 5.17(b) of the Empire Disclosure Schedule, all such Contracts have been entered into on an arm's-length basis.

         Section 5.18. Permits. Schedule 5.18 of the Empire Disclosure Schedule sets forth each Permit held or received by each Empire Company which is material to the conduct of the business of such Empire Company, and each such Permit is valid and in full force and effect. Neither of the Empire Companies has received notice of, or has knowledge of, any attempt to revoke any of such Permits. Each of the Empire Companies has all Permits required for the operation of its business as presently conducted.

         Section 5.19. Compliance with Instruments, Permits, Laws, etc. Each Empire Company

(including, without limitation, its assets and the conduct of its business) is and has at all times been in compliance with, and is not and has not been in violation of or in breach or default under (with or without the lapse of time or the giving of notice or both), and has not received any notice of any alleged violation of or breach or default under:

                  (i)    its certificate of incorporation or by-laws;

                  (ii)   the terms of any Permit held or received by it;

                  (iii)  any applicable Law; or

                  (iv) the terms of any judgment, decree or order binding upon it or any of its assets.

         Section 5.20. Litigation. Except as set forth on Schedule 5.20 of the Empire Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Sellers, threatened against either Empire Company or any of the assets of either Empire Company or, in connection with the business of either Empire Company, any employee or agent of either Empire Company. There are no unsatisfied judgments or outstanding orders, decrees, or awards (whether rendered by a court or administrative agency or by arbitration) against either Empire Company or any of the assets or business of either Empire Company.

         Section 5.21. Assets. (a) Neither Empire Company owns any real property or any interest therein. Schedule 5.21(a) of the Empire Disclosure Schedule sets forth a list of all leases of real property to which each Empire Company is a party or by which it or any of its assets is bound. The real property subject to such leases is the only real property used by the Empire Companies in connection with their business.

         (b) Except as set forth on Schedule 5.21(b) of the Empire Disclosure Schedule, each Empire Company has good title to all assets owned by it and valid, subsisting and enforceable leasehold interests in all assets leased by it, in each case free of all Liens other than (i) Liens securing the Existing Credit Facility, (ii) Liens for Taxes not yet due and (iii) Liens imposed by law in the ordinary course of business securing obligations which are not overdue. To the best knowledge of the Sellers, no adverse claim has been asserted with respect to any assets owned or leased by either Empire Company. All tangible personal property owned or leased by each Empire Company is generally in reasonable working condition, subject to ordinary wear and tear.

         (c) The assets owned or leased by each Empire Company constitutes all of the assets used in its business. All Contracts, obligations and transactions relating to the business of the Empire Companies have been entered into, incurred and conducted in the name, and for the benefit, of the Empire Companies rather than the Sellers or any of their Related Persons.

         (d) To the best knowledge of the Sellers, the intellectual property used by the Empire Companies do not conflict with or infringe on the rights of others.

         Section 5.22. Bank Accounts. Schedule 5.22 of the Empire Disclosure Schedule lists all bank accounts and safe deposit boxes maintained by each Empire Company and all authorized signatories therefor, specifying their respective authority.

         Section 5.23. Power of Attorney. Schedule 5.23 of the Empire Disclosure Schedule lists all general or special power of attorney from either Empire Company to any person.

         Section 5.24. Improper Payments. Neither Empire Company or any Seller, nor to the knowledge of any Seller any employees or agents of either Empire Company, has made any illegal payments to, or provided any illegal benefit or inducement for, any governmental official, supplier, client or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to either Empire Company.

         Section 5.25. Taxes. (a) The following terms have the following meanings:

         "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

        "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

         (b) Each of the Empire Companies has been a validly electing "S" corporation within the meaning of sections 1361 and 1362 of the Code since its inception and will continue to be an S corporation up to and including the day before the Closing Date. Each Empire Company has properly and timely elected to be treated (or alternatively in light of its being treated as an "S" corporation for federal income tax purposes has automatically been treated) as an "S" corporation in each of the states identified on Schedule 5.26 of the Empire Disclosure Schedule effective in each state for the taxable year indicated on such Schedule, and unless otherwise noted on such Schedule each Empire Company will continue to be treated as an "S" corporation in those states for all taxable periods up to and including the day before the Closing Date.

         (c) All Tax Returns required to be filed by or on behalf of each Empire Company have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; and (ii) all Taxes that are due from each Empire Company with respect to the periods covered by such Tax Returns have been fully and timely paid.

         (d) The Latest Balance Sheet contains, and the Closing Date Balance Sheet will contain, adequate accruals for all Taxes payable by the Empire Companies relating to all periods prior to the date of such balance sheet.

         (e) Each Empire Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

         (f) ITI has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of each Empire Company relating to the last three taxable periods of each Empire Company and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to either Empire Company or its income, assets or operations.

         (g) No claim has been made by a taxing authority in a jurisdiction where either Empire Company does not file Tax Returns that Empire is or may be subject to taxation by that jurisdiction.

         (h) All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service ("IRS") or any other taxing authority of the Tax Returns of or covering or including either Empire Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has either Seller or Empire Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither Empire Company is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

         (i) Neither of the Empire Companies nor any other Person on behalf of either of the Empire Companies has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by either Empire Company or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of either Empire Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to either Empire Company, (iii) extended the time within which to file any Tax Return, which Tax Return has since not been filed, or extended the time for the assessment or collection of any Taxes, which Taxes have not since been paid or
(iv) filed or granted any power of attorney with respect to any Tax matter, which power of attorney is currently in force.

         (j) No property owned by either Empire Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

         (k) There are no Liens as a result of any unpaid Taxes upon any of the assets of either Empire Company.

         (l) Neither Seller is a foreign person within the meaning of Section 1445 of the Code.

         (m) Neither Empire Company is a party to any tax sharing or similar Contract or arrangement (whether or not written).

         (n) Except as set forth on Schedule 5.26 of the Empire Disclosure Schedule, neither Empire Company has any elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of
the Code.

         (o) Neither Empire Company has ever been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

         Section 5.26. ERISA. (a) The term "ERISA Plan" refers to each employee benefit plan within the meaning of Section 3(3) of ERISA or any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, commission, payroll practices, retention or other plan, agreement, policy or arrangement, maintained by either Empire Company or by any group of corporations, trades or businesses (whether or not incorporated) under common control with either Empire Company or any other entity that would be deemed a "single employer" of either Empire Company, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) and 4001(b)(1) of ERISA (collectively, the ERISA Affiliates"), or to which either Empire Company or any of the ERISA Affiliates has or had an obligation to contribute. There are no ERISA Plans, except for group health insurance.

         (b) With respect to any Empire Companies' group health plans, each of the Empire Companies and each of the ERISA Affiliates have satisfied all requirements of Part 6 of Subtitle B of title I of ERISA and Section 4980 B(f) of the Code ("COBRA"); and neither the Empire Companies nor any ERISA Affiliate maintains, contributes to or in any way provides for benefits of any kind whatsoever (other than under COBRA, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminee.

         (c) The consummation of the transactions contemplated by this Agreement will not give rise to any liability on the part of either Empire Company or any Plans for severance pay or termination pay solely by reason of such transactions; and no amounts payable under the Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

         (d) Neither the Empire Companies nor any ERISA affiliate maintains any post-retirement health, medical or welfare benefits for retired employees or have any obligations in respect of such type of plans. Except for the requirements of COBRA, no condition exists that would prevent a sponsor of an ERISA Plan from amending or terminating any ERISA Plan providing health, medical or other welfare benefits in respect of active employees.

         (e) There has been no amendment to, written interpretation or announcement by the Empire Companies or any ERISA Affiliate relating to, or change in employee participation or coverage under, any ERISA Plan which would materially increase the expense of maintaining such Plan.

         Section 5.27. Brokers. No broker, finder or investment banker engaged by any Seller or any of the Empire Companies is entitled to any brokerage, finder's or other fee or commission, in connection with the transactions contemplated hereby

         Section 5.28. Accredited Investor Exemption. Each of the Sellers acknowledges its understanding that the offering and sale of the ITI Common Stock in connection with the Merger is intended to be exempt from registration under the Securities Act of 1933, as amended, by virtue of Section 4(2) of such Act and the provisions of Regulation D thereunder. Each of the Sellers is an "Accredited Investor" as that term is defined under such Regulation D under such Act.

         Section 5.29. Acknowledgment of Complete Access to Information. Each of the Sellers has been given the opportunity to ask questions of, and receive answers from, ITI and its officers, concerning the terms and conditions of the Merger and other matters pertaining to its acquisition of ITI Common Stock, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of the information contained in the ITI SEC Documents and any other information that was provided to it in order for it to evaluate the merits and risks of the transactions contemplated by this Agreement.

         Section 5.30. Disclosure. All copies of Contracts and other documents delivered to ITI or any of its representatives pursuant hereto are true, complete and accurate in all material respects.

                                   Article VI
                     Representations and Warranties of ITI

         ITI represents and warrants to the Sellers that:

         Section 6.1. Organization; Foreign Qualifications. (a) ITI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as presently conducted and to own or lease its assets.

         (b) ITI is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) where the nature of its business conducted there or its assets located there requires it to be so qualified or licensed. Schedule 6.1(b) of the ITI Disclosure Schedule lists each jurisdiction in which ITI is qualified or licensed as a foreign corporation.

         Section 6.2. Subsidiaries. Except as set forth on Schedule 6.2(b) of the ITI Disclosure Schedule, ITI does not have any Subsidiaries and does not own, directly or indirectly, any equity interest in any Person or have the right to control, alone or in combination with others, any Person. Except as set forth on Schedule 6.2(b) of the ITI Disclosure Schedule, the Subsidiaries of ITI are inactive and do not own any assets. Each of the Subsidiaries of ITI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         Section 6.3. Execution and Binding Effect. (a) The execution and delivery of this Agreement by ITI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ITI and, except for the adoption of this Agreement and the approval of the Merger by the stockholders of ITI, no other corporate action is required on the part of ITI to approve this Agreement and the Merger.

         (b) This Agreement has been duly executed and delivered by ITI, and this Agreement constitutes ITI's legal, valid and binding obligation enforceable against ITI in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies). Each of the Other Agreements to which ITI is a party will be duly executed and delivered by ITI and thereupon will be ITI's valid and binding obligation enforceable against ITI in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies).

         Section 6.4. No Violation; Consents and Approvals. (a) Neither the execution, delivery and performance by ITI of this Agreement or the Other Agreements nor the consummation of the transactions contemplated thereby will:
(i) violate any provision of the certificate of incorporation or by-laws of ITI or any of its Subsidiaries, (ii) result in any violation by ITI of any Law, judgment, decree or order binding upon it, or any of its Subsidiaries or any of their respective assets, (iii) violate, conflict with or result in the breach or termination of, or otherwise give rise to any right to terminate, modify or accelerate the performance of, any Contract or Permit to which ITI, or any of its Subsidiaries or any of their respective assets may be bound or (iv) result in the creation of any Lien upon the assets of ITI.

         (b) Neither the execution, delivery and performance by ITI of this Agreement or the Other

Agreements nor the consummation of the transactions contemplated thereby will require the consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority, except for (i) filings, permits, authorizations, consents and approvals as may be required under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the rules of the American Stock Exchange, state securities or blue sky laws and (ii) the filing of the Certificate of Merger in accordance with the DGCL.

         Section 6.5. Capitalization; Share Ownership. The authorized capital stock of ITI and the number of shares of such stock issued and outstanding as of the date hereof are as set forth in Schedule 6.5 of the ITI Disclosure Schedule. All of the issued and outstanding shares of capital stock of ITI are duly and validly issued and outstanding and are fully paid and nonassessable. None of such outstanding shares of capital stock has been issued in violation of, or is subject to, any preemptive or subscription rights. Except as set forth in Schedule 6.5 of the ITI Disclosure Schedule, there are no outstanding warrants, options, agreements, convertible or exchangeable securities or other Contracts pursuant to which ITI may become obligated to issue, sell, purchase, retire or redeem any shares of its capital stock or other securities.

         Section 6.6. Officers and Directors. Each officer and director of ITI is identified in the Report on Form 10-KSB for the year ended December 31, 1997 (the "1997 Form 10-KSB") filed by ITI pursuant to the Exchange Act with the Securities and Exchange Commission (the "SEC").

         Section 6.7. Books and Records. (a) There has been delivered to the Sellers true and complete copies of the certificate of incorporation of ITI, as amended to date, and of the by-laws of ITI, in effect on the date hereof.

         (c) Minutes books of ITI, as heretofore exhibited to the Sellers and their representatives, are true and complete in all material respects, and in all material respects contain complete and accurate records of all meetings and material corporate action of the stockholders and board of directors of ITI through the date hereof.

         (d) The books and records of ITI and of each of its Subsidiaries have been maintained in all material respects in accordance with good business practices.

         Section 6.8. SEC Reports and Financial Statements. (a) The filings required to be made by ITI and its subsidiaries since October 1, 1996 under the Exchange Act have been timely filed with the SEC, including all forms, statements, reports, agreements, documents, exhibits, amendments and supplements appertaining thereto, and complied, as of their respective dates, in all material respects, with all applicable requirements of the Exchange Act and the rules and regulations thereunder. Each report and definitive proxy statement filed with the SEC by ITI pursuant to the requirements of the Exchange Act, including all amendments thereto (the "SEC Reports"), as of their respective dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The audited consolidated financial statements and unaudited interim financial statements of ITI and its subsidiaries included in the SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-QSB of the SEC) and fairly present the consolidated financial position of ITI and its subsidiaries and the consolidated results of operations and cash flows of ITI and its subsidiaries as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

         (c) ITI has heretofore furnished to the Sellers a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by ITI with the SEC

         Section 6.9. Absence of Undisclosed Liabilities. Neither ITI nor its Subsidiaries have any Liabilities of a type which would be required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles that are not specifically set forth on or adequately reserved for on the most recent balance sheet included in the SEC Reports, except for (i) Liabilities which were incurred subsequent to the date of such balance sheet in connection with the transactions contemplated hereby or (ii) Liabilities related to maintaining ITI's existence as a publicly-traded company and complying with obligations generally applicable to public companies.

         Section 6.10. Absence of Change. Since September 30, 1998, neither ITI nor any of its Subsidiaries has suffered any change that has had (or can reasonably be expected to have) a material adverse effect, either in any case or in the aggregate, on the consolidated financial condition of ITI and its Subsidiaries.

         Section 6.11. Offices. Schedule 6.11 of the ITI Disclosure Schedule identifies each location where ITI or any of its Subsidiaries maintains an office or other facility.

         Section 6.12. Contracts. (a) Except as disclosed on the exhibit indexes to the 1997 10-KSB and the SEC Reports filed by ITI after the filing of the 1997 10-KSB, neither ITI nor any of its Subsidiaries is a party to or bound by any Contract, except for Contracts which under applicable SEC regulations were not required to be filed as exhibits to the 1997 10-KSB and such other SEC Reports.

         (b) Except as set forth in Schedule 6.12(b) of the ITI Disclosure
Schedule: (i) ITI and, to the best knowledge of ITI, the other parties thereto have complied in all material respects with such Contracts, all of which are valid and enforceable in all material respects; (ii) ITI is not and has not been, and, to the best knowledge of ITI, each other party to such Contracts is not and has not been, in material breach or default under (with or without the lapse of time or the giving of notice or both) any provision of any such Contracts; and (iii) all such Contracts have been entered into on an arm's-length basis.

         (c) To the best knowledge of ITI, ITI has no remaining Liabilities under any Contracts (whether or not such Contracts have been filed with the SEC), except for (i) potential Liabilities not in excess of $100,000 in the aggregate and (ii) obligations under outstanding options and warrants.

         Section 6.13. Assets. (a) Neither ITI nor any of its Subsidiaries owns or has any real property or any interest in real property. Each lease with respect to real property to which ITl or any of its Subsidiaries has been a party has been terminated and a general release relating thereto has been obtained.

         (b) Substantially all of the assets of ITI and its Subsidiaries consists of cash and cash equivalents which are owned by ITI. ITI has good title to all assets owned by it, free of all Liens. ITI does not lease any assets. To the best knowledge of ITI, no adverse claim has been asserted with respect to any assets owned by ITI.

         (c) Schedule 6.13 of the ITI Disclosure Schedule identifies each patent owned by ITI or its Subsidiaries.

         (f) To the best knowledge of ITI, the intellectual property rights that it used in connection with its discontinued operations did not conflict with or infringe upon the rights of others.

         Section 6.14. Permits. Schedule 6.14 of the ITI Disclosure Schedule sets forth each Permit held or received by ITI or its Subsidiaries which is material to the conduct of the business of ITI (as conducted since the beginning of 1998), and each such Permit is valid and in full force and effect. Neither ITI nor any of its Subsidiaries has received notice of, or has knowledge of, any attempt to revoke any of such Permits. ITI and its Subsidiaries have all Permits required for the operation of their business as presently conducted.

         Section 6.15. Compliance with Instruments, Permits, Laws, etc. Each of ITI and its Subsidiaries (including, without limitation, their respective assets and the conduct of their respective businesses) is and has at all times been in compliance with, and is not and has not been in violation of or in breach or default under (with or without the lapse of time or the giving of notice or both), and has not received any notice of any alleged violation of or breach or default under:

                  (i)    its certificate of incorporation or by-laws;

                  (ii)   the terms of any Permit held or received by it;

                  (iii)  any applicable Law; or

                  (iv) the terms of any judgment, decree or order binding upon it or any of its assets.

         Section 6.16. Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of ITI, threatened against ITI or its Subsidiaries or any of the assets of ITI or its Subsidiaries or, in connection with any business conducted by ITI or its Subsidiaries, any of their respective assets, or any employee or agent of ITI or its Subsidiaries. There are no unsatisfied judgments or outstanding orders, decrees, or awards (whether rendered by a court or administrative agency or by arbitration) against ITI or its Subsidiaries or any of the assets or business of ITI or its Subsidiaries.

         Section 6.17. Bank Accounts. Schedule 6.17 of the ITI Disclosure Schedule lists all bank accounts and safe deposit boxes maintained by ITI and its Subsidiaries and all authorized signatories therefor, specifying their respective authority.

         Section 6.18. Power of Attorney. No person holds any general or special power of attorney from ITI or any of it Subsidiaries.

         Section 6.19. Improper Payments. Neither ITI nor any of its Subsidiaries (including their respective officers and agents)has made any illegal payments to, or provided any illegal benefit or inducement for, any governmental official, supplier, client or other Person, in an attempt to influence any such Person to take or to refrain from taking any action relating to ITI or any of its Subsidiaries.

         Section 6.20. Taxes. (a) All Tax Returns required to be filed by or on behalf of ITI or any of its Subsidiaries have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; and (ii) all Taxes that are due from ITI or any of its Subsidiaries with respect to the periods covered by such Tax Returns have been fully and timely paid.

         (d) The most recent balance sheet included in the SEC Reports contains (and any balance sheets of ITI included in or incorporated by reference in the Proxy Statement will contain) adequate accruals for all Taxes payable by ITI or any of its Subsidiaries relating to all periods prior to the date of such balance sheet.

         (e) Each of ITI and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

         (f) The Sellers have received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of ITI and its Subsidiaries relating to the last three taxable periods of such companies and
(ii) any audit report issued within the last three years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to ITI or any of its Subsidiaries or the income, assets or operations of ITI or any of its Subsidiaries.

         (g) No claim has been made by a taxing authority in a jurisdiction where ITI or any of its Subsidiaries does not file Tax Returns that ITI or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

         (h) All deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including ITI or any of its Subsidiaries have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has ITI or any of its Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither ITI nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

         (i) Neither ITI nor any of its Subsidiaries nor any other Person on behalf of ITI or any of its Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by ITI or any of its Subsidiaries or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of ITI or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law with respect to ITI or any of its Subsidiaries , (iii) extended the time within which to file any Tax Return, which Tax Return has since not been filed, or extended the time for the assessment or collection of any Taxes, which Taxes have not since been paid or
(iv) filed or granted any power of attorney with respect to any Tax matter, which power of attorney is currently in force.

         (j) No property owned by ITI or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

         (k) There are no Liens as a result of any unpaid Taxes upon any of the assets of ITI or any of its Subsidiaries.

         (m) Neither ITI nor any of its Subsidiaries is a party to any tax sharing or similar Contract or arrangement (whether or not written).

         (n) Neither ITI nor any of its Subsidiaries has any elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

         (n) Neither ITI nor any of its Subsidiaries has ever been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes.

         Section 6.21. ERISA. (a) The term "ITI ERISA Plan" refers to each employee benefit plan within the meaning of Section 3(3) of ERISA or any other bonus, profit sharing, compensation, pension, severance, deferred compensation, fringe benefit, insurance, welfare, medical, post-retirement health or welfare benefit, medical reimbursement, relocation, disability, accident, sick pay, sick leave, vacation, termination, individual employment, executive compensation, incentive, commission, payroll practices, retention or other plan, agreement, policy or arrangement, maintained by ITI or by any group of corporations, trades or businesses (whether or not incorporated) under common control with ITI (but excluding ITI's Israeli Subsidiaries) or any other entity that would be deemed a "single employer" of ITI, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) and 4001(b)(1) of ERISA (collectively, the "ITI ERISA Affiliates"), or to which ITI or any of the ITI ERISA Affiliates has or had an obligation to contribute. There are no ITI ERISA Plans, except for (i) ITI's 1996 Stock Option Plan and (ii) group health insurance which was maintained for no more than four employees (such health insurance having been discontinued).

         (b) With respect to any of the ITI ERISA Plans which are "group health plans" within the meaning of Section 4980 3(g)(2) of the Code, ITI and each of the ITI ERISA Affiliates have satisfied all requirements of COBRA and neither ITI nor any ITI ERISA Affiliate maintains, contributes to or in any way provides for benefits of any kind whatsoever (other than under COBRA or the Federal Social Security Act) to any current or future retiree or terminee.

         (c) The consummation of the transactions contemplated by this Agreement will not give rise to any liability on the part of ITI or any ITI Plans for severance pay or termination pay solely by reason of such transactions; and no amounts payable under the ITI Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

         (d) Neither ITI nor any ITI ERISA affiliate maintains any post-retirement health, medical or welfare benefits for retired employees or have any obligations in respect of such type of plans.

         (e) All severance pay or termination pay owed in connection with ITI's discontinuance of business operations has been paid and releases have been obtained from all Israeli employees that were terminated by Subsidiaries of ITI. All terminations were done in accordance with applicable law. ITI currently has no employees.

         Section 6.22. Brokers. No broker, finder or investment banker engaged by ITI is entitled to any brokerage, finder's or other fee or commission, in connection with the transactions contemplated hereby, except for fees not in excess of $25,000 payable to Seidman & Co., Inc.

         Section 6.23. Business Activities. At present, ITI has no business operations, other than (i) completing the transactions contemplated hereby and
(ii) maintaining its existence as a public company.

         Section 6.24. Vote Required. The approval of the Merger by the affirmative vote of the holders of the majority of the outstanding shares of ITI Common Stock is the only approval by the holders of ITI capital stock that is required in order to approve the Merger.

         Section 6.25. Disclosure. All copies of Contracts and other documents delivered to the Sellers or any of its representatives pursuant hereto are true, complete and accurate in all material respects.

                                  Article VII
                               Closing Conditions

         Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of ITI under applicable law, applicable listing requirements, and ITI's certificate of incorporation and by-laws.

         (b) The shares of ITI Common Stock issuable in the Merger shall have been authorized for listing on the American Stock Exchange.

         (c) The following conditions relating to the Existing Credit Facility shall have been satisfied without any cost to ITI:

                  (i) the lenders under the Existing Credit Facility shall have consented to (a) the Merger and the other transactions contemplated hereby and (b) the assumption of such credit facility by ITI upon consummation of the Merger;

                  (ii) the credit agreement relating to the Existing Credit Facility shall have been amended to (i) change the "Revolving Credit Commitment Termination Date to March 31, 2001, (ii) eliminate Section 9(k) (which provides that it is an event of default if the Sellers cease to own all of the stock of Empire-US) and (iii) eliminate the provisions of Section 9(d) that refer to "Guarantor" and "Individual Guarantee Agreement";

                  (iii) the terms of the agreements relating to the Existing Credit Facility shall not have been modified without the consent of ITI (which shall not be unreasonably withheld),

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

         except as contemplated by the preceding two clauses and except as required to evidence the assumption of such agreements by ITI; and

                  (iv) the amount of the "Commitment" shall be at least $25 million.

                  (v) upon completion of the Merger, there shall not be any breach or default (with or without the lapse of time the giving of notice or both) under the agreements relating to the Credit Facility.

In lieu of the amendments relating to the Existing Credit Facility provided for above, a new credit facility may be entered into with ITI on substantially the same terms as the Existing Credit Facility (but including the amendments provided for above).

         (d) There shall not be threatened, instituted or pending any action, proceeding or other application before any court or governmental authority or other regulatory or administrative agency or commission, which challenges or seeks to restrain or prohibit consummation of the transactions contemplated by this Agreement or which seeks to impose any material restriction on ITI or either Empire Company in connection with consummation of the Merger, and which in the reasonably exercised opinion of ITI or the Sellers makes it inadvisable to consummate the transactions contemplated by this Agreement.

         (e) No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes any material restriction on ITI or either Empire Company in connection with consummation of the Merger; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

         Section 7.2. Conditions to Obligations of ITI to Effect the Merger. The obligation of ITI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of the Sellers set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except for any representations and warranties that speak as of a specific time and except for any changes contemplated hereby) as of the Effective Time with the same effect as though such representations and warranties had been made at and as of the Effective Time.

         (b) The Empire Companies and the Sellers shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Effective Time.

         (c) Since the date of this Agreement, there shall have occurred no material adverse change in the financial condition, results of operations, properties, or business of the Empire Companies taken a whole.

         (d) ITI shall have received a certificate, dated the date of the Effective Time and signed by each of the Sellers, as to the matters set forth in clauses (a), (b) and (c) of this Section 7.2.

         (e) ITI shall have received the opinion, dated the Closing Date, of Proskauer Rose LLP, covering the matters set forth in Exhibit D hereto.

         (f) Empire shall have delivered to ITI one of the following: (a) a "letter of nonapplicability" from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Environmental Cleanup Responsibility Act ("ECRA") is not applicable to any of the transactions contemplated by or to be consummated under this Agreement; or (b) a "negative declaration" approved by NJDEP pursuant to ECRA.

         (g) The following agreements shall have been entered into by the parties thereto (other than ITI): (i) Employment and Non-Compete Agreement in the form of Exhibit F hereto between ITI and Nathan Kahn, (ii) Employment and Non-Compete Agreement in the form of Exhibit G hereto between ITI and Sandra Kahn, (iii) Employment and Non-Compete Agreement with Harvey Wrubel in a form reasonably acceptable to ITI and (iv) the Escrow Agreement.

         (h) There shall be in effect $10 million of key-man life insurance on the lives of each of the Sellers (with the proceeds being payable to ITI).

         (i) All of the issued and outstanding capital stock of Empire-Pacific shall be owned by Empire Resources, free and clear of all Liens.

         Section 7.3. Conditions to Obligations of Empire-US and Sellers to Effect the Merger. The obligation of Empire-US and Sellers to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of ITI set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except for any representations and warranties that speak as of a specific time) as of the Effective Time with the same effect as though such representations and warranties had been made at and as of the Effective Time.

         (b) ITI shall have duly performed, complied with and satisfied in all material respects all covenants, agreements and conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Effective Time.

         (c) Since the date of this Agreement, there shall have occurred no material adverse change in the financial condition of ITI and at the Effective Time ITI shall have (i) a minimum net worth of at least $9.75 million and (ii) cash and cash equivalents of at least $9.8 million.

         (d) The Sellers shall have received a certificate, dated the date of the Effective Time and signed by the Acting Chief Executive Officer of ITI, as to the matters set forth in clauses (a), (b) and (c) of this Section 7.3.

         (e) Sellers shall have received the opinion, dated the Closing Date, of Ehrenreich Eilenberg Krause & Zivian LLP, covering the matters set forth in Exhibit E hereto.

         (f) The following agreements shall have been entered into by ITI: (i) Employment and Non-Compete Agreement in the form of Exhibit F hereto between ITI and Nathan Kahn, (ii) Employment and Non-Compete Agreement in the form of Exhibit G hereto between ITI and Sandra Kahn and (iii) Employment and Non-Compete Agreement between ITI and Harvey Wrubel in a form reasonably acceptable to ITI.

         (g) The Sellers shall have received evidence from the American Stock Exchange that ITI's listing will be continued following the Merger.

         (h) Each of the directors of ITI shall have executed a general release in favor of ITI with respect to all claims arising prior to the Merger, except that such release shall not release (i) any rights such person may have to acquire securities of ITI under existing option or warrant agreements, (ii) any claims under existing indemnification agreements or (iii) any claim under this Agreement.

                                  Article VIII
                               Certain Covenants

         Section 8.1. Conduct of Business of the Empire Companies. (a) During the period from the date hereof and continuing until the Effective Time, each of the Empire Companies shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with suppliers, customers and others having business dealings with it.

         (b) Without limiting the provisions of Section 8.1(a) hereof, until the Effective Time, neither of the Empire Companies shall (unless ITI shall otherwise consent and except as otherwise contemplated by this Agreement):

                  (i)  amend its certificate of incorporation or by-laws;

                  (ii) do any of the following: (a) declare or pay any dividend on or make any other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue, any securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) repurchase or otherwise acquire any shares of its capital stock; provided, however, that the foregoing shall not prohibit any distributions to Sellers ("Permitted Distributions") in the form of cash or non-interest bearing, promissory notes which in the reasonable estimation of the Sellers will not cause stockholders' equity to be less than zero on the Closing Date Balance Sheet (it being understood that such estimation may not be precise and any over-distribution will be returned pursuant to Section 3.2 hereof).

                  (iii) sell or issue any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities;

                  (iv) incur capital expenditures in excess of $25,000 in the aggregate;

                  (v) sell, lease or otherwise dispose of or acquire any assets, other than in the ordinary and usual course of business consistent with past practice;

                  (vi) incur any indebtedness for borrowed money or issue or sell any debt securities of either Empire Company; provided, however, that the foregoing shall not prohibit borrowings under the Existing Credit Facility in order to fund business operations and/or Permitted Distributions.

                  (vii) make any loan or advance to any Person, except for advances to employees made in the ordinary and usual course of business consistent with past practice;

                  (viii) guarantee any Liabilities of any Person, except for the endorsement for the purpose of collection in the ordinary and usual course of business;

                  (ix) make any material change in its customary methods of operation;

                  (x) make any investments or acquire an interest in any Person (except the foregoing shall not prohibit the short term investment of excess cash in the ordinary course of business consistent with past practice);

                  (xi) enter into any Contract or transaction with any of the Sellers, Harvey Wrubel or any Related Person of any of the foregoing, except for the making of Permitted Distributions and the payment of compensation in the ordinary course of business consistent with past practice;

                  (xii) establish, adopt, enter into, make any new grants or awards under or amend, any Employee Benefit Plan;

                  (xiii) create any Lien on any of its assets;

                  (xiv) change any of the accounting principles or practices used by it;

                  (xv) acquire any real property or enter into (or renew or extend) any lease for real property (except for renewal of the lease for its Idaho property);

                  (xvi) authorize or enter into an agreement to do any of the foregoing.

         Section 8.2. Conduct of Business of ITI. (a) During the period from the date hereof and continuing until the Effective Time, ITI shall not engage in any business operations, except as is required in the judgement of its officers in connection with (i) completing the transactions contemplated hereby or (ii) maintaining its existence as a public company.

         (b) Without limiting the provisions of Section 8.2(a) hereof, until the Effective Time, ITI shall not (unless the Sellers shall otherwise consent and except as otherwise contemplated by this Agreement):

                  (i)  amend its certificate of incorporation or by-laws;

                  (ii) do any of the following: (a) declare or pay any dividend on or make any other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue, any securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) repurchase or otherwise acquire any shares of its capital stock;

                  (iii) sell or issue any shares of its capital stock or any class of securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities; provided, however, that ITI may issue shares of its capital stock as required pursuant to the term of any options, warrants or convertible securities that are outstanding as of the date hereof;

                  (iv) incur any indebtedness for borrowed money or issue or sell any debt securities of ITI;

                  (v) make any loan or advance to any Person, except for advances to employees made in the ordinary and usual course of business consistent with past practice;

                  (vi) guarantee any Liabilities of an Person, except for the endorsement for the purpose of collection in the ordinary and usual course of business;

                  (vii) make any investments or acquire an interest in any Person (except the foregoing shall not prohibit the short term investment of cash consistent with past practice);

                  (viii) enter into any Contract or transaction with any of the officers or directors of ITI, except for the payment of compensation in the ordinary course of business consistent with past practice;

                  (ix) establish, adopt, enter into, make any new grants or awards under or amend, any Employee Benefit Plan;

                  (x)    create any Lien on any of its assets;

                  (xi) change any of the accounting principles or practices used by it;

                  (xii) acquire any real property or enter into (or renew or extend) any lease for real property;

                  (xiii) take any action which is reasonably likely to cause the failure of the condition in Section 7.3(c) hereof; and

                  (xiv) authorize or enter into an agreement to do any of the foregoing.

         Section 8.3. Access to Records and Properties; Opportunity to Ask Questions. (a) Until the Closing, the Empire Companies and the Sellers shall
(i) permit ITI and its representatives to have full and free access, during regular business hours and upon reasonable advance notice, to the assets and books and records of the Empire Companies and to the work papers of its accountants which support its financial statement amounts and (ii) shall furnish to ITI such financial and operating data and other information with respect to the business and assets of the Empire Companies as ITI shall from time to time reasonably request.

         (b) Until the Closing, ITI shall (i) permit the Sellers and their representatives to have full and free access, during regular business hours and upon reasonable advance notice, to the assets and books and records of ITI and to the work papers of its accountants which support its financial statement amounts and (ii) shall furnish to the Sellers such financial and operating data and other information with respect to the business and assets of ITI as the Sellers shall from time to time reasonably request.

         (c) Within 15 days following each calendar month that ends 15 day or more prior to the Closing Date, the Sellers shall deliver to ITI with respect to each Empire Company an unaudited balance sheet of such company as of the last day of such month and the related statement of income and retained earnings and cash flows for such month, together with the notes thereto

         Section 8.4. Confidentiality. (a) Unless and until the Merger has been consummated, ITI shall, and shall use commercially reasonable efforts to cause its officers, directors, employees, counsel and other authorized representatives to, hold in strict confidence, and not disclose to any other Person, and not use in any way except in connection with the transactions contemplated by this Agreement, without the prior consent of Sellers, all information obtained from Sellers or the Empire Companies in connection with the transactions contemplated by this Agreement, except such information may be disclosed (i) in connection with this Agreement, to ITI's auditors, attorneys, financial advisors and other consultants and to financial institutions and lenders (provided that such

Person is informed of the confidential nature of the information and directed to treat such information confidentially), (ii) if required by court order or decree or applicable law, (iii) if it is, or becomes, publicly available, (iv) if it was in the possession of ITI prior to any discussions with the Empire Companies and can be so demonstrated (and if not obtained from the Sellers or the Empire Companies or their authorized representatives in connection with the transactions contemplated by this Agreement), or (v) if it is received by ITI from a third party having a right to make such a disclosure (other than a third party which is an authorized representative of the Sellers or the Empire Companies and which makes such disclosure in connection with the transactions contemplated by this Agreement). If this Agreement terminates without the Merger being consummated, ITI shall return to the Empire Companies all copies of written information furnished by the Sellers or the Empire Companies to ITI. In addition, if requested by the Sellers, ITI shall, and shall use commercially reasonable efforts to cause its officers, directors, employees, counsel or other authorized representatives to, destroy all documents, memoranda, notes and other writings prepared based on the confidential information of the Empire Companies or the Sellers.

         (b) To the extent that the Sellers or the Empire Companies, or their respective officers, directors, employees, counsel, other authorized representatives, obtains information from ITI in connection with the transactions contemplated by this Agreement, the provisions of Sections 8.4(a) hereof shall apply to the Sellers and the Empire Companies mutatis mutandis.

         Section 8.5. Publicity. Neither party hereto shall make any public announcement or issue any press release concerning this Agreement or the transactions contemplated by this Agreement without the prior approval of the other party hereto both as to the making of such announcement or release and as to the form and content thereof, except to the extent that a party is advised by counsel, in good faith, that such announcement or release is required as a matter of law (or by the rules of the American Stock Exchange) and full opportunity for prior consultation is afforded to the other party.

         Section 8.6. Notification of Certain Matters. Each party hereto shall promptly notify the other party of:

                  (i) the receipt of any notice or other communication from any third party whose consent or approval is or may be required in connection with the transactions contemplated by this Agreement, denying such consent or approval;

                  (ii) the receipt of any notice or other communication from any governmental regulatory agency or authority in connection with the transactions contemplated by this Agreement; or

                  (iii) any condition or fact which would not permit it to satisfy a condition to the other's obligation to effect the transactions contemplated hereby.

         Section 8.7. Acquisition Proposals. ITI shall not, directly or indirectly, through any officer, director, employee, agent or otherwise, (i) solicit, initiate or encourage any inquiries, or the submission of proposals or offers, from any Person relating to any acquisition or purchase of all or a substantial amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with ITI, or
(ii) participate in any discussion or negotiations regarding, or otherwise cooperate in any way with (including, without limitation, by furnishing information concerning ITI or its business), or assist or participate in any effort or attempt by any other Person to do or seek any of the foregoing; provided however, that the restriction set forth in clause (ii) shall not prohibit any action by ITI to the extent that the Board of Directors of ITI in good faith believes, based upon an opinion of counsel, that the failure to take such action would involve the Board of Directors in a breach of their fiduciary duties under applicable law. ITI shall promptly notify the Sellers if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made. ITI agrees that as of the date of this Agreement, it and its Subsidiaries, and the respective directors, officers, employees, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the Empire Companies and their representatives) conducted heretofore with respect to any transaction described in clause (i) of the preceding sentence.

         Section 8.8. Insurance. For a period of six years after the Effective Time, ITI shall cause to be maintained in effect policies of directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time for the benefit of directors and officers of ITI who are currently covered by such policies on terms no less favorable than the terms of such current insurance coverage; provided, however, that ITI shall not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by ITI for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, ITI shall be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of ITI, for a cost not exceeding such amount. If the Merger is completed, the current directors and officers of ITI shall be third party beneficiaries of the covenants of ITI set forth in this Section 8.8.

         Section 8.9. Good Faith Efforts. Each of the parties hereto shall in good faith employ all commercially reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated hereby applicable to it to be fulfilled as soon as practicable after the date hereof.

                                   Article IX
                           Indemnification By Sellers

         Section 9.1. Indemnification Obligation of Sellers. (a) Subject to Sections 9.1(b) and (c) hereof, each Seller, jointly and severally, agrees to indemnify and hold harmless ITI and its Affiliates and the successors, assigns, officers, directors, partners, employees, servants and agents of any of them (the "ITI Indemnified Parties"), promptly upon demand at any time and from time to time, from and against any and all losses, Liabilities, actions, causes of action, damages, costs, expenses (including, without limitation, reasonable fees and disbursements of counsel), charges, claims, liens and other obligations whatsoever (collectively "Losses") arising out of or in connection with any inaccuracy of any representation or any breach of any warranty, covenant or agreement made by Sellers in this Agreement.

         (b) The indemnification obligation of the Sellers under Section 9.1(a) hereof shall terminate on the later of (x) the first anniversary of the Closing Date and (y) the date that is 31 day following the date on which the Surviving Corporation files with the SEC a Form 10-KSB in respect of 1999; provided, however, that (i) any claim or demand against an indemnified party pending or asserted as of such date may continue to be asserted and indemnified against,
(ii) any claim based on a violation of the representations and warranties contained in Section 5.5 hereof may continue to be asserted and shall be indemnified against at any time and (iii) any claim based on a violation of the representations and warranties contained in Section 5.25 hereof may continue to be asserted and shall be indemnified against until the 181st day following the expiration of the applicable statute of limitations (and, if asserted prior to such time, may continue to be asserted and shall be indemnified against).

         (c) An amount of $100,000 shall be deductible from the aggregate amount payable under Section 9.1(a) hereof in respect of all inaccuracies and breaches of the representations and warranties contained in Article V hereof; provided, however, that such deductible shall not apply with respect to any amount payable in respect of any inaccuracy or breach of the representations and warranties set forth in Section 5.5, 5.25 or 5.27 hereof.

         (d) Each of the Sellers agrees that while serving as a director of the Surviving Corporation it will abstain on any matter presented to the board of directors of the Surviving Corporation that relates to the assertion (or possible assertion) by the Surviving Corporation of a claim against Sellers pursuant to this Section 9.1.

         Section 9.2. Notice, etc. (a) If any legal proceedings, claims or demands are instituted or asserted by any Person in respect of which any of the ITI Indemnified Parties may seek indemnification from any party hereto pursuant to the provisions hereof (such legal proceedings, claims or demands being referred to individually as a "Claim" and collectively as the "Claims"), the indemnified party (after receipt by it of written notice of the commencement or assertion of such Claim) shall promptly cause a written notice of such Claim to be made to the indemnifying party (but the failure to give such notice shall not relieve the indemnifying party of its indemnification obligation hereunder, except to the extent such failure materially prejudices the indemnifying party's ability to successfully defend the matter giving rise to the indemnification claim).

         (b) Subject to the next sentence and Section 9.2(c) hereof, the indemnifying party shall have the right, at its option and expense, to assume the defense, settlement or other disposition (collectively "Defense") of any Claim, provided that within 10 days of receiving the notice with respect to such Claim pursuant to Section 9.2(a) hereof (or within such shorter period of time as an answer or other responsive motion may be required) (i) the indemnifying party, by notice delivered to the indemnified party, elects to assume such Defense and (ii) the indemnifying party acknowledges its obligation hereunder to indemnify the indemnified party with respect to such Claim (subject to any applicable deductibles provided for by Section 9.1(c) hereof). Notwithstanding the foregoing, the indemnifying party shall not have the right to assume the Defense of any Claim if representation of both the indemnified and indemnifying parties by the same counsel would be inappropriate due to actual or reasonably likely potential differing interests between them.

         (c) If the indemnifying party has assumed the Defense of a Claim in accordance with Section 9.2(b ) hereof, then the following shall apply:

                  (i) the indemnified party shall have the right to participate and assist in the Defense of such Claim and to employ its own counsel in connection therewith;

                  (ii) the indemnifying party shall not be liable to the indemnified party for the fees or expenses of the indemnified party's counsel or other expenses incurred by the indemnified party in connection with participating in the Defense of such Claim, except that the indemnifying party shall be liable for (x) any such reasonable fees and expenses incurred prior to the time the indemnifying party assumed such Defense and (y) the reasonable out-of-pocket costs of investigation and preparation incurred by the indemnified party;

                  (iii) counsel used by the indemnifying party in connection with the Defense of such Claim shall be reasonably satisfactory to the indemnified party;

                  (iv) the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which consent shall not be unreasonably withheld; and

                   (v) the indemnifying party shall not effect any compromise or settlement of such Claim without the consent of the indemnified party, which consent shall not be unreasonably withheld.

          (d) If the indemnifying party does not assume the Defense of a Claim (whether because it elects not to or has no right to), then the following shall apply:

                  (i) the indemnifying party shall have the right, at its sole cost and expense, to participate in the Defense of such Claim and to employ its own counsel in connection therewith; and

                  (ii) the indemnifying party shall have no liability with respect to any compromise or settlement of such Claim effected without its consent, which shall not be unreasonably withheld.

         (e) The parties agree to cooperate to the fullest extent possible in connection with any Claim in respect of which indemnification is sought under this Agreement.

                                   Article X
                                  Termination

         Section 10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by ITI's stockholders:

                  (i)   by the mutual  consent of ITI and the Sellers;

                  (ii) by either ITI or the Sellers if the Merger shall not have been consummated prior to September 30, 1999, unless such date is extended by mutual consent of ITI and the Sellers;

                  (iii) by ITI if (x) either of the Empire Companies or either Seller materially breaches or fails to perform in any material respect any of its material covenants, agreements or warranties under this Agreement and such breach or failure is not cured by such party within 10 days after being given notice of such breach or failure or (y) the representations and warranties of the Sellers set forth in this Agreement are not true and correct in all material respects;

                  (v) by the Sellers if (x) ITI materially breaches or fails to perform in any material respect any of its material covenants, agreements or warranties under this Agreement and such breach or failure is not cured by ITI within 10 days after being given notice of such breach or failure, (y) the representations and warranties of ITI set forth in this Agreement are not true and correct in all material respects or (z) the Board of Directors of ITI withdraws or amends or modifies in any manner adverse to the Empire Companies or the Sellers its recommendation contemplated by Section 4.1(d) hereof or recommends any competing transaction;

                  (vi) by ITI if any event shall have occurred which renders any of the conditions set forth in Section 7.1 or 7.2 hereof incapable of fulfillment and such condition is not waived by ITI;

                (viii) by the Sellers if any event shall have occurred which renders any of the conditions set forth in Section 7.1 or 7.3 hereof incapable of fulfillment and such condition is not waived by the Sellers;

                (ix) by ITI or Sellers, if the stockholders of ITI fail to approve this Agreement at a duly held meeting of ITI stockholders (including any adjournment thereof) called for such purpose;

                (x) by the Sellers, if any director of ITI (i) becomes a participant in a solicitation in opposition to the Merger or (ii) becomes a member of a group which tenders or announces a tender for ITI Common Stock.

Any termination of this Agreement by a party pursuant to the preceding sentence shall be effective upon the delivery of a notice of termination to the other party.

         Section 10.2. Effect of Termination; Survival. In the event of termination of this Agreement as provided in Section 10.1 hereof, the obligations of the parties hereunder shall cease, except for obligations under Sections 10.3 and 11.1 hereof. Termination of this Agreement shall not affect any rights that any party may have (whether at law or in equity), consistent with the terms and conditions of this Agreement, in respect of any breach of this Agreement occurring prior to or following such termination.

         Section 10.3. Termination Fee In Certain Event. ITI shall pay Empire a fee of $250,000 if (a) this Agreement is terminated pursuant to clause (x) of
Section 10.1 hereof or (b) this Agreement is terminated pursuant to clause (ix) of Section 10.1 hereof and, at the ITI Stockholder Meeting, any director of ITI shall have failed to vote all shares of Common Stock owned by such director in favor of the Merger.

                                   Article XI
                                 Miscellaneous

         Section 11.1. Expenses and Fees. (a) Regardless of whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, investment banking, legal and accountant fees and printing costs) shall be paid by the party incurring such cost and expense; provided, however, that those costs and expenses incurred in connection with the printing and filing of the Proxy Statement and the solicitation of proxies shall be shared equally by ITI and Empire-US. Empire-US shall bear all costs and expenses in connection with satisfying the condition set forth in Section 7.1(c) hereof.

         (b) If as of the Closing Date there remains unpaid any costs and expenses that either of the Empire Companies is responsible for pursuant to
Section 11.1(a) hereof, then the full amount of such unpaid costs and expenses shall be accrued for in the Closing Date Balance Sheet.

         Section 11.2. Survival and Termination of Representations and Warranties. (a) Subject to Section 9.1(b) hereof, all representations and warranties made by the Sellers contained in this Agreement (or any certificate delivered pursuant hereto) shall survive the Closing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any party hereto.

         (b) None of the representations and warranties made by ITI in this Agreement (or any certificate delivered pursuant hereto) shall survive the Closing.

         Section 11.3. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto, except the effectiveness of the Merger contemplated hereby shall be governed by and construed in accordance with the DGCL.

         Section 11.4. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 11.5. Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given to a party (a) when personally delivered to such party, against written receipt, at the address of such party indicated below or (b) five days after the same are mailed to such party (through deposit in the United States mail), by first-class certified or registered mail, return receipt requested, postage prepaid, to the address of the party indicated below. The respective address of each party for purposes of receiving notices, demands or other communications as aforesaid shall be the address set forth below (or such other address as a party may hereafter designate by notice delivered to the other party in accordance with this Section):

                If to ITI:

                Integrated Technology USA, Inc.
                c/o  Madison Partners
                444 Madison Avenue,  38th Floor
                New York, NY 10022
                Attention:  William Spier

                with a copy to:

                Ehrenreich Eilenberg Krause & Zivian LLP
                11 East 44th Street
                New York, New York  10017
                Attention: Joseph Ehrenreich, Esq.

                If to any of the Empire Companies or any of the Sellers:

                Empire Resources, Inc.
                One Parker Plaza
                Fort Lee, NJ 07024

                with a copy to:

                Proskauer Rose LLP
                1585 Broadway
                New York, NY 10036

                Attention: Peter G. Samuels, Esq

         Section 11.6. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and (except as set forth in Section 8.8 hereof) nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 11.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 11.8. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto. Neither this Agreement nor any of the rights or interests hereunder may be assigned by any party hereto without the prior consent of the other party, and any purported assignment without such consent shall be null and void.

         Section 11.9. Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the stockholders of ITI or the Empire Companies. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 11.10. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by or on behalf of the other party or (iii) waive compliance with any of the agreements or conditions contained herein, if permitted by applicable law. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.

         Section 11.11. Entire Agreement. This Agreement (including the agreements referenced herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

         Section 11.12. Enforcement of the Agreement. Each party hereto acknowledges and agrees that the rights acquired by the other party hereto are unique and that immediate, severe and irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by it were not performed in accordance with its specific terms or were otherwise breached. Accordingly, each party agrees that the other shall be entitled to an injunction or injunctions and other appropriate equitable relief to prevent breaches of this Agreement by it and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity or otherwise.

         Section 11.13. Validity. The invalidity or unenforceability of any provision of this Agreement under any circumstances shall not affect the validity or enforceability of the same provision under other circumstances or of any other provision of this Agreement, all of which shall remain in full force and effect.

         Section 11.14. Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms and the singular forms of nouns and pronouns shall include the plural and vice versa.

         Section 11.15. Use of Term "Party". Whenever there is a reference in this Agreement to "each party" or any comparable reference, the Sellers and the Empire Companies shall be deemed a single party.

         Section 11.16. Sellers obligations Joint and Several. All obligations of the Sellers hereunder shall be the joint and several obligation of each Seller.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

                                              Integrated Technology USA, Inc.


                                              By: /s/ William Spier
                                                  ---------------------------


                                              Empire Resources, Inc


                                              By: /s/ Nathan Kahn
                                                  ---------------------------


                                              Empire Resources Pacific Ltd.


                                              By: /s/ Nathan Kahn
                                                  ---------------------------


                                                  /s/ Nathan Kahn
                                                  ---------------------------
                                                      Nathan Kahn


                                                  /s/ Sandra Kahn
                                                  ---------------------------
                                                      Sandra Kahn